Exhibit 10.8
FORM OF VOLUNTARY EQUITY INVESTMENT PROGRAM
MATCHING GRANT RESTRICTED SHARE UNIT AGREEMENT FOR
THE 2015 FRENCH RESTRICTED SHARE UNIT PLAN
(Fiscal 2021)

Terms and Conditions
This Agreement (as defined below) is between Accenture plc (the “Company” or “Accenture”) and the Participant.
WHEREAS, the Participant acknowledges and agrees that in the course of Participant’s association with the Company and its Affiliates (the “Constituent Companies”), the Participant has been, and will be, provided with access to Confidential Information;
WHEREAS, the Participant acknowledges and agrees that in the course of Participant’s association with the Constituent Companies, the Participant has been, and will be, provided with access to Trade Secrets in accordance with protocols and procedures that the Participant expressly acknowledges were appropriate to protect such Trade Secrets;
WHEREAS, the Participant acknowledges and agrees that in the course of Participant’s association with the Constituent Companies, the Participant may, directly or indirectly, solicit or assist in soliciting clients or prospective clients of the Company and its Affiliates;
WHEREAS, the Participant acknowledges and agrees that such Confidential Information, Trade Secrets, and client or prospective client relationships of the Constituent Companies, as well as investments by the Constituent Companies in the training, skills, capabilities, knowledge and experience of their employees are extremely valuable assets, and that the Constituent Companies have invested and will continue to invest substantial time, effort and expense to develop Confidential Information, Trade Secrets, client or prospective client relationships, and the training, skills, capabilities, knowledge and experience of their employees, and which the Constituent Companies have taken all reasonable steps to protect;
WHEREAS, the Participant acknowledges and agrees that the terms and conditions set forth in this Agreement are reasonable, fair, and necessary to protect the Constituent Companies’ legitimate business interests as described in the foregoing recital clauses; and
WHEREAS, the Participant acknowledges and agrees that the restricted share units (“RSUs”) granted pursuant to Section 1 are good and valuable consideration for, and conditioned upon, the Participant’s full compliance with the terms and conditions set forth in this Agreement, and that the Participant would forfeit such RSUs pursuant to Section 6 in the event the Participant were to engage in any of the activities defined in Section 6(c).
NOW, THEREFORE, for such good and valuable consideration, the Participant hereby covenants and agrees to the following terms and conditions, including, but not limited to, the provisions set forth in Sections 6(b) and 6(c), all of which the Participant acknowledges and agrees are reasonably designed to protect the legitimate business interests of the Constituent Companies and which will not unreasonably affect the Participant’s professional opportunities following termination of Participant’s association with the Constituent Companies:
1.Grant of RSUs.
(a)The Company hereby grants the number of RSUs set forth in the Essential Grant Terms (as defined below) to the Participant set forth in the Essential Grant Terms, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “Plan”) as amended by the subplan for Restricted Share Units in France (the “Subplan” and, together with the Plan, collectively, the “2015 French Restricted Share Unit Plan”), which 2015 French Restricted Share Unit Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement (as defined below) and pursuant to the authorization given by the January 30, 2020 shareholders meeting of the Company. Each RSU represents the unfunded, unsecured right of the Participant to receive and retain a Share on the date(s) specified herein, subject to the conditions specified herein. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the 2015 French Restricted Share Unit Plan.
(b)This grant of RSUs is subject to the Voluntary Equity Investment Program Matching Grant Restricted Share Unit Agreement Essential Grant Terms (the “Essential Grant Terms”) displayed electronically on the “Grant Agreement & Essential Grant Terms” page of the myHoldings website (https://myholdings.accenture.com) and the Supplemental Restricted Share Unit Agreement for the 2015 French Restricted Share Unit Agreement Terms and Conditions which together constitute the Voluntary Equity Investment Program Matching Grant Restricted Share Unit Agreement (the “Agreement”).
2.Vesting Schedule.
(a)Subject to the Participant’s continued employment with any of the Constituent Companies, the RSUs shall vest pursuant to the vesting schedule set forth in the Essential Grant Terms (as modified by this Agreement) until such RSUs are one hundred percent (100%) vested. Upon the Participant’s termination of employment for any reason, any unvested RSUs shall immediately terminate, and no further Shares shall be issued or transferred under Section 3 of this Agreement in respect of such unvested RSUs; provided, however, that if (i) the Participant’s employment with the Constituent Companies terminates due to the Participant’s death, Disability or a Qualifying SMD Departure, the RSUs granted hereunder shall vest with respect to one hundred percent (100%) of the RSUs held by the Participant on the date of such termination of employment, or (ii) the Participant’s employment with the Constituent Companies terminates due to an Involuntary Termination, a number of RSUs granted hereunder shall vest on the date of such Involuntary Termination equal to (x) fifty percent (50%) of the total number of RSUs granted hereunder if the date of the Involuntary Termination is prior to the first anniversary of the date of the grant, or (y) one hundred percent (100%) of the total number of RSUs granted hereunder if the date of the Involuntary Termination is on or after the first anniversary of the date of the grant less the number (if any) of RSUs that vested before the date of such Involuntary Termination.

(b)    For purposes of this Agreement:
(i)    “Cause” shall have the meaning set forth in Section 3(d) below.
(ii)    “Disability” shall mean a termination which results from a determination of “disability (“constat d’inaptitude”) as that term is defined by French law (article L 341-4 of the French Social Security Code).
(iii)    “Involuntary Termination” shall mean termination of employment by or with the agreement of the employing Constituent Company (other than for Cause or Disability) which is not voluntary and which is recorded as “involuntary” by the Company. A Qualifying SMD Departure, resignation or other voluntary termination of employment by the Participant, is not an Involuntary Termination.

(iv)    “Qualifying SMD Departure” shall mean a voluntary termination of employment by the Participant (other than by reason of death, Cause or Disability): (i) that the Company in its sole discretion agrees should constitute a Qualifying SMD Departure; and (ii) that satisfies the Company’s applicable requirements when the Participant is a Senior Managing Director (“SMD”) located in a jurisdiction designated by the Company’s Chief Leadership & Human Resources Officer and has at least fifteen (15) years of continuous service with the Constituent Companies immediately preceding the effective date of the termination, of which at least three (3) years were as an SMD.
3.Form and Timing of Issuance or Transfer.
(a) In General.
(i)    The Company shall issue or cause there to be transferred to the Participant that number of Shares as set forth in the Essential Grant Terms, until all of the Shares underlying the vested RSUs have been issued or transferred; provided that on each such delivery date, a number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished. Shares underlying vested RSUs shall not be released before the first anniversary of the date of grant (the “Grant Date”), except in cases of death or Disability.
(ii)    At the discretion of the Company, the Company may issue or transfer Shares underlying vested RSUs to the Participant earlier than the dates set forth in the Essential Grant Terms to the extent required to satisfy tax liabilities arising in connection with this RSU grant, but in no event shall such issuance or transfer occur before the first anniversary of the Grant Date, except in cases of death or Disability. Notwithstanding the foregoing, if the conditions set forth in Section 21 of this Agreement are satisfied, Section 21 shall supersede the foregoing.
(iii)    Notwithstanding Section 3(a)(i), the Company, in its sole discretion, may require the Participant to sell Shares obtained hereunder immediately or within a specified period following the Participant’s termination of employment (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf), provided such sale is not prohibited under French law, notably in consideration of any minimum holding period that would be required under French law. Notwithstanding any other provision of this Agreement, if a Participant transfers his or her employment to a country other than France, the Company may, in its sole discretion, defer the release of any Shares underlying RSUs that would otherwise have been released to the Participant before the second anniversary of the Grant Date until the second anniversary of the Grant Date. In addition, the Company may take any other action as it deems necessary or advisable for the purpose of complying with any applicable laws and regulations in connection with such transfer.
(b)Death.    Notwithstanding Section 3(a) of this Agreement, if (i) the Participant’s employment with the Constituent Companies terminates due to the Participant’s death, the Company shall at the request of his or her heirs, provided such request is made within 6 months as from the date of death, issue or cause to be transferred to the Participant or to his or her estate, as the case may be, a number of Shares equal to the aggregate number of RSUs granted to the Participant hereunder (rounded down to the next whole Share) as soon as practicable following such termination of employment, at which time a number of RSUs equal to the number of Shares issued or transferred to the Participant or to his or her estate shall be extinguished; or (ii) the Participant dies following a Qualifying SMD Departure or an involuntary not for Cause termination of employment with the Constituent Companies, the Company shall, at the request of his or her heirs, provided such request is made within 6 months as from the date of death, issue or cause to be transferred to the Participant or to his or her estate, as the case may be, a number of Shares equal to the number of vested but previously unreleased Shares, if any (rounded down to the next whole Share), at which point any future obligation to issue or transfer Shares to the Participant or to his or her estate will be extinguished.
(c)Disability. Notwithstanding Section 3(a) of this Agreement, if the Participant’s employment with the Constituent Companies terminates due to the Participant’s Disability, the Company shall issue or cause there to be transferred a number of Shares equal to the aggregate number of RSUs granted to the Participant hereunder (rounded down to the next whole Share) as soon as practicable following such termination of employment, at which time a number of RSUs equal to the number of Shares issued or transferred shall be extinguished.
(d)Notwithstanding Sections 3(a), (b) and (c) of this Agreement, upon the Participant’s termination of employment with the Constituent Companies for Cause or to the extent that the Participant otherwise takes such action that would constitute Cause, to the extent legally permissible, any outstanding RSUs shall immediately terminate. For purposes of this Agreement, “Cause” shall mean “cause” as defined in any employment or consultancy agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate or if not defined therein (it being the intent that the definition of “Cause” shall include, at a minimum, the acts set forth below), or if there shall be no such agreement, to the extent legally permissible, (a) the Participant’s embezzlement, misappropriation of corporate funds, or other material acts of dishonesty, (b) the Participant’s commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor, (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an Affiliate, (d) the Participant’s material failure to adhere to the Company’s or an Affiliate’s corporate codes, policies or procedures as in effect from time to time, (e) the Participant’s continued and material failure to meet minimum performance standards as determined by the Company or an Affiliate, (f) the Participant’s violation of any statutory, contractual, or common law duty or obligation to the Company or an Affiliate, including, without limitation, the duty of loyalty, or (g) the Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or an Affiliate, including, without limitation, the covenants contained in this Agreement. The determination of the existence of Cause shall be made by the Company in good faith, which determination shall be conclusive for purposes of this Agreement.
4.Adjustments Upon Certain Events. In accordance with the 2015 French Restricted Share Unit Plan, the number of Awards granted as well as the number of Shares to be delivered shall not be modified or adjusted, except:
(a)In cases which would be authorized or rendered compulsory under French law. Currently, article L. 225-197-1 III of the French Commercial Code provides that shares can be exchanged without net balancing cash adjustment in the event of a merger or spin off operation performed before the delivery of the Shares to the Participant.
(b)In the event of operations performed on the share capital of the Company before the delivery of the Shares; in which cases the Committee is authorized to adjust the number of Shares to be delivered but only in order to protect the rights of the Participant and to guarantee the neutrality of such operations.
5.Dividends. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (a) the aggregate number of RSUs held by the Participant through the related dividend record date, multiplied by (b) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Any additional RSUs granted pursuant to this Section 5 (“Additional RSUs”) shall be subject to the terms and conditions contained in Appendix C.

6.Cancellation and Rescission of RSUs and Shares Underlying RSUs.
(a)Upon any transfer or issuance of Shares underlying RSUs, the Participant shall certify in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of this Agreement and the 2015 French Restricted Share Unit Plan.
(b)In the event that (i) the Participant engages in any activity that could serve as a basis for the termination of the Participant for Cause, (ii) the Participant’s employment with any of the Constituent Companies is terminated for Cause, or (iii) the Participant engages in any of the activities defined in subsection (c) below, the Company may require the Participant, to the extent legally permitted under French law, to transfer to the Company up to a number of Shares equal to the number of Shares that have been issued or transferred under this Agreement (as adjusted based on Section 4 above), and without regard to whether the Participant continues to own or control such previously delivered Shares, and the Participant shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer. Upon a showing satisfactory to the Company by Participant that the value of the Shares subject to transfer as described above exceeds the value of the actual benefit received by the Participant (as measured by the gross proceeds the Participant received upon the sale of Shares issued or transferred pursuant to this Agreement), then, with respect to such sold Shares, the transfer of Shares required under this Section 6(b) shall be limited to a number of Shares equivalent in value to such actual benefit received by the Participant. Upon receiving a demand from the Company to transfer Shares to the Company pursuant to this subsection, the Participant shall effect the transfer of Shares to the Company by no later than ten (10) business days from the date of the Company’s demand. For the avoidance of doubt, if the Participant holds the position of Senior Managing Director or above (or any comparable level of seniority) and engages in any of the activity set forth in subsection (c)(i), the Company may require the Participant, to the extent legally permitted, to transfer to the Company up to a number of Shares equal to the number of Shares that have been issued or transferred under this Agreement (as adjusted based on Section 4 above), as well as a number of Shares that have been issued or transferred under any prior agreement between the Company and the Participant, without regard to whether the Participant continues to own or control such previously delivered Shares and without regard to the actual benefit received by the Participant with respect to any Shares sold by the Participant, and the Participant shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer. Similarly, in the event that (i) the Participant engages in any activity that could serve as a basis for the termination of the Participant for Cause or (ii) the Participant engages in any of the activities defined in subsection (c) below, in either case at any time prior to the date that any Shares underlying RSUs granted under this Agreement have been issued or transferred, the RSUs granted hereunder (both vested and unvested) shall be forfeited immediately.
(c)In the event Participant engages in any of the activities defined in this subsection, Participant agrees to transfer Shares to the Company in accordance with any demand received from the Company for the transfer of Shares under subsection 6(b) above and/or that his or her award of RSUs will be forfeited in its entirety, as applicable:

(i)if the Participant’s employment with any of the Constituent Companies terminates while the Participant holds the position of Senior Managing Director or above (or any comparable level of seniority), the Participant shall not, for a period of twelve (12) months following the termination of the Participant’s employment with any of the Constituent Companies associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise (or any of the affiliates, related entities, successors, or assigns of any Competitive Enterprise) that: (1) is identified on the list of competitors maintained by the Company on the myHoldings website (which list may be updated by the Company from time to time) as a Global Accenture Competitor or as being a competitor of any Restricted Business, and/or (2) is otherwise a competitor of any Restricted Business; provided, however, that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, the Participant’s ownership as a passive investor of less than one percent (1%) of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of this subsection 6(c)(i);
(ii)the Participant shall not, for a period of twelve (12) months following the termination of the Participant’s employment with the Constituent Companies, directly or indirectly (A) solicit, or assist any other individual, person, firm or other entity in soliciting, any Restricted Client or Restricted Prospective Client for the purpose of performing or providing any Relevant Services; (B) perform or provide, or assist any other individual, person, firm or other entity in performing or providing, Relevant Services for any Restricted Client or Restricted Prospective Client; or (C) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or any Affiliates and a Restricted Client or Restricted Prospective Client;
(iii)the Participant shall not, for a period of twelve (12) months following the termination of the Participant’s employment with the Constituent Companies, directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of the Company or an Affiliate, (A) with whom the Participant has had material dealings; (B) from whom, or as a result of contact with whom, the Participant has obtained Confidential Information or Trade Secrets; or (C) whom the Participant has supervised on a client or prospective client engagement, in the twenty-four (24) months preceding the termination of the Participant’s employment with the Constituent Companies; or
(iv)the Participant shall not, unless the Participant has received the prior written consent of the Company or its Affiliates or is otherwise required by law, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disseminate, divulge, disclose, reveal, share, provide access to, reproduce, copy, distribute, publish, appropriate, or otherwise communicate any Confidential Information or Trade Secrets at any time following the termination of the Participant’s employment with the relevant Constituent Company. If the Participant is requested or required pursuant to any legal, governmental or investigatory proceeding or process or otherwise, to disclose any Confidential Information or Trade Secrets, the Participant shall promptly notify the Company in writing so that the Company may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement. The Participant’s obligation of non-disclosure as set forth herein shall continue for so long as such item continues to constitute Confidential Information. Notwithstanding the foregoing, if the Participant makes a confidential disclosure of a Trade Secret or other Confidential Information to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a court filing under seal, the Participant shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure. Additionally, if the Participant files a lawsuit in the United States for retaliation by the Company for reporting a suspected violation of the law, the Participant may disclose Trade Secret information to the Participant’s attorney, and can use the Trade Secret information in sealed filings in the court proceeding, or pursuant to a court order, as long as the Participant does not otherwise disclose the Trade Secret.
(d) In the event that (i) the Participant’s employment with any of the Constituent Companies is terminated for Cause, or (ii) the Participant engages in any of the activities defined in subsection (c) above, the Company’s remedy shall be limited to the recovery of Shares as set forth in subsection (b) above; provided, however, that nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies that Affiliates may have, at law or equity, related to investments by the Constituent Companies in Confidential Information, Trade Secrets, clients and prospective client relationships, and the training, skills, capabilities, knowledge and experience of employees, including, but not limited to, any rights and remedies set forth in the Participant’s employment agreement, confidentiality agreement, intellectual property agreement, restrictive covenant agreement, or any other agreement entered into between the Participant and an Affiliate of the Company.
(e)For purposes of this Agreement:
(i)“Alliance Entity” shall mean any Legal Entity with whom the Company and/or any Affiliate has entered into an alliance agreement, joint venture agreement or any other legally binding go-to-market agreement, resale agreement or any agreement to combine offerings, products and/or services, or (without limiting the foregoing) any Legal Entity in which Accenture and/or any Affiliate has an interest, whether or not a Controlling Interest; provided always that the term “Alliance Entity” shall not include: (A) any Competitive Enterprise, (B) any contractor and/or sub-contractor of Accenture and/or any Affiliate, and/or (C) any sales, buying and/or marketing agent of Accenture.
(ii)“Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of services of the type provided by the Company, its Affiliates and/or their predecessors. “Competitive Enterprise” shall include, but not be limited to, the entities set forth on the list maintained by the Company on the myHoldings website, which list may be updated by the Company from time to time.
(iii)“Confidential Information” shall include: (A) lists and databases of the Company’s or any Affiliate’s clients, including names of clients; (B) lists and databases of prospective clients whom the Company or any Affiliate has taken material steps to win business from; (C) confidential details of the Company’s and Affiliates’ or any of their clients’ or suppliers’ products and services; (D) commercial or technical information of the Company or any Affiliate or any other Knowledge Capital; (E) financial information and plans of the Company or any Affiliate; (F) prices/pricing structures/hourly rates of the Company or any Affiliates, including any discounts, terms of credit and preferential terms, costs and accounting; (G) lists and databases of the Company’s or any Affiliate’s suppliers; (H) any personal data belonging to the Company or any Affiliate or any client or business associate, affiliate or employee or contractor of the Company or its Affiliates; (I) terms of the Company’s or any Affiliate’s business with clients, suppliers and Alliance Entities; (J) lists and databases of the Company’s or any Affiliate’s employees, officers and contractors; (K) details of employees, officers and contractors of the Company or any Affiliate, including but not limited to their remuneration packages and terms of employment/engagement; (L) object or source codes and computer software; (M) any proposals relating to the acquisition or disposal of a company or business or any part thereof; (N) details of responses by the Company or any Affiliate to any request for proposal or tender for work (whether competitive or not), and of any contract negotiations; (O) intellectual property rights owned by or licensed to the Company or its Affiliates or any of their clients or suppliers; (P) any Company or Affiliate document marked as “confidential” (or with a similar expression), or any information or document which the Participant has been told is confidential or which the Participant might reasonably expect the Company or an Affiliate or client or supplier or the relevant discloser would regard as confidential; (Q) any information which has been given to the Company or any Affiliate in confidence by clients, suppliers or other third parties; (R) any of the foregoing which belongs, or which otherwise relates, to any past or present Alliance Entity or to any Legal Entity that Accenture or any Affiliate intends to make an Alliance Entity; and (S) details of any agreement, arrangement or otherwise (whether formal or informal) that the Company or any Affiliate has entered into with any Alliance Entity.
(iv)“Controlling Interest” shall mean (A) ownership by a Legal Entity of at least a majority of the voting interest of another Legal Entity or (B) the right or ability of such Legal Entity, whether directly or indirectly, to direct the affairs of another by means of ownership, contract, or otherwise.
(v)“Knowledge Capital” shall mean any reports, documents, templates, studies, software programs, delivery methods, specifications, business methods, tools, methodologies, inventions, processes, techniques, analytical frameworks, algorithms, know how and/or any other work product and materials, proprietary to the Company and/or any Affiliate which is used by the Company and/or any Affiliate to perform services for its or their clients.
(vi)“Legal Entity” shall mean any body corporate, branch partnership, joint venture or unincorporated association or other organization carrying on a trade or other activity with or without a view to profit.
(vii)“Relevant Services” shall mean the performance of any services of the type provided by the Company, its Affiliates and/or their predecessors at any time, past, present or future, including, but not limited to, consulting services, technology services, and/or outsourcing services.
(viii)“Restricted Business” shall mean each of the businesses of each Constituent Company, as such businesses are listed as “Accenture Businesses” on the list of Competitive Enterprises maintained by the Company on the myHoldings website, which list may be updated by the Company from time to time, (A) in respect of whom the Participant holds Confidential Information or Trade Secrets at the time of the termination of employment with the Constituent Companies or (B) to which business the Participant has provided services, has been materially concerned or has been responsible in the twenty-four months preceding the termination of the Participant’s employment with the Constituent Companies.
(ix)“Restricted Client” shall mean any person, firm, corporation or other organization to whom the Participant directly or indirectly performed or assisted in performing Relevant Services, or with which the Participant otherwise had material contact, or about which the Participant learned Confidential Information or Trade Secrets, within the twenty-four (24) months prior to the date on which the Participant’s employment with the Constituent Companies terminated.
(x)“Restricted Prospective Client” shall mean any person, firm, corporation, or other organization with which the Participant directly or indirectly had any negotiations or discussions regarding the possible performance of services by the Company, or about which the Participant learned Confidential Information or Trade Secrets within the twelve (12) months prior to the date of the Participant’s termination of employment with the Constituent Companies.
(xi)“solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.
(xii)“Trade Secrets” shall include information relating to the Company and its Affiliates, and their respective clients, prospective clients or Alliance Entities, that is protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, business and strategic plans, product plans, source code, software, unpublished patent applications, customer proposals or pricing information or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(f)If, during the twelve (12) month period following the termination of the Participant’s employment with the Constituent Companies, the Participant is presented with an opportunity that might involve participation in any of the activities defined in Section 6(c) above, the Participant shall notify the Company in writing of the nature of the opportunity (the “Conflicting Activity”). Following receipt of sufficient information concerning the Conflicting

Activity, the Company will advise the Participant in writing whether the Company considers the Participant’s RSUs to be subject to Section 6(b)(ii) above. The Company retains sole discretion to determine whether the Participant’s RSUs are subject to Section 6(b)(ii) and to alter its determination should additional or different facts become known to the Company.
7.Data Protection. The Participant consents to the collection and processing (including international transfer) of personal data as set out in Appendix A for the purposes specified therein.
8.Collateral Agreements. As a condition to the issuance or transfer of the Shares underlying the RSUs granted hereunder, the Participant shall, to the degree reasonably required by the Company, (a) execute and return to the Company a counterpart of this Agreement (or, if acceptable to the Company, acknowledge receipt and agreement of the terms of this Agreement electronically), all in accordance with the instructions provided by the Company and (b) to the extent required by the Company, either (i) execute and return an employment agreement, a consultancy agreement, a letter of appointment and/or an intellectual property agreement, in form and substance satisfactory to the Company, or (ii) provide evidence satisfactory to the Company that the agreements referenced in clause (i) have been previously executed by the Participant.
9.Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(a)the 2015 French Restricted Share Unit Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board at any time except that a modification which could impact on the participant’s rights or entitlements would be subject to French legal requirements;
(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs (whether on the same or different terms), or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the form and timing of the grant, the number of Shares subject to the grant, and the vesting provisions applicable to the grant;
(d)the RSU grant and the Participant’s participation in the 2015 French Restricted Share Unit Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Constituent Company and shall not interfere with the ability of the Company, or Constituent Company, as applicable, to terminate Participant’s employment or service relationship;
(e)the Participant is voluntarily participating in the 2015 French Restricted Share Unit Plan;

(f)Shares will be issued to the Participant only if the vesting conditions are met and any necessary services are rendered by the Participant over the vesting period;
(g)the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;
(h)the RSUs and the Shares subject to the RSUs, and the income and value thereof, are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of RSUs resulting from the Participant ceasing to be employed or otherwise providing services to the Company or Constituent Company;
(k)unless otherwise provided herein, in the 2015 French Restricted Share Unit Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and
(l)if the Participant resides or is employed outside the United States, the Participant acknowledges and agrees that neither the Company nor any Constituent Company shall be liable for any exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
10.No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.
11.Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 3 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the 2015 French Restricted Share Unit Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable U.S. Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant or to ensure compliance with any additional transfer restrictions that may be in effect from time to time, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

12.Transferability Restrictions – RSUs/Underlying Shares.
(a)RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 12 shall be void and unenforceable against any Constituent Company.
(b)Except in the event of death, Disability and any further specific provision set out in the French Commercial Code with respect to a minimum holding period, from and after the definitive date of their release, none of the Shares issued or transferred pursuant hereto may be transferred or disposed of in any fashion until the second anniversary of the Grant Date.
(c)In addition, no Shares issued or transferred pursuant hereto may be transferred or disposed of within the periods as set forth in Article L. 22-10-59 of the French Commercial Code, as the same may be amended, modified or replaced while the Participant holds such Shares. Such periods are:
(i)the period within thirty calendar days before the announcement of an interim financial report or an end-of-year report that the Company is required to make public; and
(ii)at all times by officers of the Company and employees having knowledge of privileged information within the meaning of Article 7 Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6 / EC of the European Parliament and of the Council and Commission Directives 2003/124 / EC, 2003/125 / EC and 2004/72 / EC, which has not been made public.
(d)Any Shares issued or transferred to the Participant shall be subject to compliance by the Participant with such policies as the Committee or the Company may deem advisable from time to time, including, without limitation, any policies relating to certain minimum share ownership requirements. Such policies shall be binding upon the permitted respective legatees, legal representatives, successors and assigns of the Participant. The Company shall give notice of any such additional or modified terms and restrictions applicable to Shares delivered or deliverable under this Agreement to the holder of the RSUs and/or the Shares so delivered, as appropriate, pursuant to the provisions of Section 13 or, if a valid address does not appear to exist in the personnel records, to the last address known by the Company of such holder. Notice of any such changes may be provided electronically, including, without limitation, by publication of such changes to a central website to which any holder of the RSUs or Shares issued therefrom has access.
13.Notices. Any notice to be given under this Agreement shall be addressed to the Company in care of its General Counsel at:

Accenture 161 N. Clark Street Chicago, IL 60601 USA Telecopy: +1(312) 652-5619 Attn: General Counsel

(or, if different, the then current principal business address of the duly appointed General Counsel of the Company) and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
14.Tax Withholding.
(a)Regardless of any action the Company or Constituent Company takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and Constituent Company (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the delivery or sale of any Shares acquired pursuant to the RSUs and the issuance of any dividends, and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.
(b)To the extent that the grant or vesting of the RSUs, the delivery of Shares acquired pursuant to the RSUs or the issuance of dividends results in a withholding obligation for Tax-Related Items, unless otherwise specifically approved and directed by the Committee, the Participant authorizes the Company, Constituent Company or agent of the Company or Constituent Company to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Constituent Company; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent). If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.

The Company shall repay any excess amounts due to the Participant within, where administratively feasible, thirty (30) days of withholding.
(d)The Participant agrees to pay to the Company or Constituent Company, any amount of Tax-Related Items that the Company or Constituent Company may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e)The Participant hereby acknowledges that he or she will not be entitled to any interest or appreciation on Shares sold to satisfy the tax withholding requirements (including with respect to any amounts withheld in excess of the Participant's tax liability).
(f)If the Participant is not a French tax resident at the time the Participant sells Shares acquired pursuant to the RSUs, the Participant agrees to promptly notify the Company or Constituent Company of, and provide details regarding, such sale. Further, the Participant authorizes the Company and/or Constituent Company to collect the French income tax liability resulting from such sale (including a sale of Shares to the Company), as determined by the Company or Constituent Company, in its sole discretion, through one or more of the withholding methods identified in paragraph (b) above. If such French income tax liability is not collected through such withholding method(s), the Participant agrees to promptly pay to the Company or Constituent Company such amount upon request.
15.Choice of Law and Dispute Resolution.
(a)THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND ANY AND ALL DISPUTES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
(b)Subject to subsections (c) through (f), any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance and/or termination of this Agreement and any amendment thereto or any other equity award in the Company previously granted to the Participant, whether under the Plan or otherwise (including without limitation the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York, in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce (“ICC”), except that the parties may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the ICC shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. In the event of any arbitration between the parties, the Company shall consent to a request by the Participant to hold arbitral proceedings, including any evidentiary hearings, in the country in which the Participant principally conducts his/her business for the convenience of the parties and witnesses, it being understood, however, that the legal situs of the arbitration shall remain in New York. Each side will bear its own costs and attorneys’ fees.
(c)Either party may bring an action or proceeding in any court having jurisdiction thereof for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and/or in support of the arbitration as permitted by any applicable arbitration law and, for the purposes of this subsection (c), each party expressly consents to the application of subsections (e) and (f) to any such suit, action or proceeding.
(d)Judgment on any award(s) rendered by the tribunal may be entered in any court having jurisdiction thereof.
(e)(i)    Each party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts located in New York, United States for the purpose of any suit, action or proceeding brought in accordance with the provisions of subsection (c). The parties acknowledge that the forum designated by this subsection (e) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.
(ii)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to any right to assert personal jurisdiction in any other forum or to the laying of venue of any suit, action or proceeding brought in any court referred to in subsection (e)(i) pursuant to subsection (c) and such parties agree not to plead or claim the same, or to seek anti-suit relief or any other remedy to deny the arbitral jurisdiction referred to in subsection (b).
(f)The parties agree that if a suit, action or proceeding is brought under subsection (c), proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and they irrevocably appoint the General Counsel of the Company, c/o Accenture, 161 N. Clark Street, Chicago, IL 60601 USA (or, if different, the then-current principal business address of the duly appointed General Counsel of the Company) as such party’s agent for service of process in connection with any such action or proceeding and agree that service of process upon such agent, who shall promptly advise such party of any such service of process, shall be deemed in every respect effective service of process upon the party in any such action or proceeding.
16.Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court or appointed arbitrator holds any provision of this Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
17.RSUs Subject to 2015 French Restricted Share Unit Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and of the Subplan. All RSUs are subject to the terms and conditions of the Plan applicable to the Restricted Share Units and to the terms and conditions of the Subplan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan and the Subplan, the applicable terms and provisions of the Subplan will govern and prevail.
18.Amendments. The rights and obligations under this Agreement and their enforceability are subject to local tax and foreign exchange laws and regulations and, in this sense, the terms and conditions contained herein may be amended at the sole discretion of the Company and/or the Committee in order to comply with any such laws and regulations.
19.Signature in Counterparts. To the extent that this Agreement is manually signed, instead of electronically accepted by the Participant (if permitted by the Company), it may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
20.Administration; Consent. In order to manage compliance with the terms of this Agreement, Shares delivered pursuant to this Agreement may, at the sole discretion of the Company, be registered in the name of the nominee for the holder of the Shares and/or held in the custody of a custodian until otherwise determined by the Company. To that end, by acceptance of this Agreement, the holder hereby appoints the Company, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact to assign, endorse and register for transfer into such nominee’s name or deliver to such custodian any such Shares, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this Section 20 as such person might or could do personally. It is understood and agreed by each holder of the Shares delivered under this Agreement that this appointment, empowerment and authorization may be exercised by the aforementioned persons with respect to all Shares delivered pursuant to this Agreement of such holder, and held of record by another person or entity, for the period beginning on the date hereof and ending on the later of the date this Agreement is terminated and the date that is ten years following the last date Shares are delivered pursuant to this Agreement. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined from time to time by the Company in its sole discretion. A holder of Shares delivered pursuant to this Agreement acknowledges and agrees that the Company may refuse to register the transfer of and enter stop transfer orders against the transfer of such Shares except for transfers deemed by it in its sole discretion to be in compliance with the terms of this Agreement. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs and the Participant’s participation in the 2015 French Restricted Share Unit Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the RSUs and the 2015 French Restricted Share Unit Plan and to the extent that these requirements are not in contradiction with the terms of the Subplan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements, undertakings or additional documents that may be necessary to accomplish the foregoing. The Participant agrees to take such other actions as may be deemed reasonably necessary or desirable by the Company to effect the provisions of this Agreement, as in effect from time to time. Each holder of Shares delivered pursuant to this Agreement or any prior agreement between the Company and the Participant acknowledges and agrees that the Company may impose a legend on any document relating to Shares issued or issuable pursuant to this Agreement conspicuously referencing the restrictions applicable to such Shares, and may instruct the administrator of any brokerage account into which Shares have been initially deposited to freeze or otherwise prevent the disposition of such Shares.
21.Section 409A - Disability, Deferral Elections, Payments to Specified Employees, and Interpretation of Grant Terms. If the Participant is subject to income taxation on the income resulting from this Agreement under the laws of the United States, and the foregoing provisions of this Agreement would result in adverse tax consequences to the Participant, as determined by the Company, under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), then the following provisions shall apply and supersede the foregoing provisions, to the extent permissible under the Subplan, notably in relation to the minimum Shares acquisition and holding periods:
(a)Deferral elections made by U.S. taxpayers are subject to Section 409A of the Code. The Company will use commercially reasonable efforts to not permit RSUs to be deferred, accelerated, released, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. In the event that it is reasonably determined by the Company that, as a result of Section 409A of the Code, delivery of the Shares underlying the RSU award granted pursuant to this Agreement may not be made at the time contemplated by the terms of the RSU award or the Participant’s deferral election, as the case may be, without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such share delivery as soon as practicable on or following the first day that would not result in the Participant’s incurring any tax liability under Section 409A of the Code, and in any event, no later than the last day of the calendar year in which such first date occurs.
(b)If the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), deliveries of shares in respect of any RSUs subject to Section 409A of the Code that are linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of the Participant’s separation from service from the Company or any of its Affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder.
(c)The Company shall use commercially reasonable efforts to avoid subjecting the Participant to any additional taxation under Section 409A of the Code as described herein; provided that neither the Company nor any of its employees, agents, directors or representatives shall have any liability to the Participant with respect to Section 409A of the Code.
22.Electronic Delivery. The Company may, in its sole discretion, deliver by electronic means any documents related to the RSUs or the Participant’s future participation in the 2015 French Restricted Share Unit Plan. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the 2015 French Restricted Share Unit Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.Use of English Language/Utilisation de la langue anglaise. By accepting the RSUs, the Participant acknowledges and agrees that this Agreement, the Plan, the Subplan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the grant of RSUs, will be drawn up in English. The Participant acknowledges that he or she understands and is able to speak English. En acceptant l'attribution d’actions gratuites (RSUs), le Participant reconnait et accepte que le Certificat d'Attribution, le Plan, le Sous-plan, ainsi que tous autres documents, avis donnés et autres documents juridiques, relatifs à l'attribution d’actions gratuites (RSUs), soient rédigés en anglais. Le Participant reconnait qu’il ou elle comprend et parle l’anglais.
24.Repatriation; Compliance with Law. If the Participant is resident or employed outside the United States, the Participant agrees to repatriate all payments attributable to the Shares acquired under the 2015 French Restricted Share Unit Plan in accordance with applicable foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and Constituent Companies, as may be required to allow the Company and Constituent Companies to comply with local laws, rules and/or regulations in the Participant’s country of residence (and country of employment, if different). Further, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and/or regulations in the Participant’s country of residence (and country of employment, if different).
25.Insider Trading / Market Abuse Laws. By participating in the 2015 French Restricted Share Unit Plan, the Participant agrees to comply with the Company’s policy on insider trading. The Participant further acknowledges that the Participant may be subject to local insider trading and/or market abuse laws and regulations that are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s personal responsibility to comply with any applicable restrictions, and that the Participant should consult the Participant’s personal advisor on this matter.
26.Appendix B. Notwithstanding any provision of this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s jurisdiction of residence (and jurisdiction of employment, if different) as set forth in Appendix B to the Agreement, if applicable, which shall constitute part of this Agreement.

27.Recoupment. The RSUs granted under this Agreement, and any Shares issued in respect thereof, shall be subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant. By accepting the grant of RSUs under this Agreement the Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the recoupment policy and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the recoupment policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant's Shares and other amounts acquired under the 2015 French Restricted Share Unit Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company. To the extent that the terms of this Agreement and the recoupment policy conflict, the terms of the recoupment policy shall prevail.
28.Entire Agreement. This Agreement, including the Plan and the Subplan for the RSUs in France, as provided therein, contains the entire agreement between the parties with respect to the subject matter therein and supersedes all prior oral and written agreements between the parties pertaining to such matters. Participant acknowledges and agrees that this Agreement, including the Plan, and all prior RSU or other equity grant agreements between the Company and its assignor Accenture Ltd, on the one hand, and Participant, on the other, are separate from, and shall not be modified or superseded in any way by any other agreements, including employment agreements, entered into between Participant and the Company’s Affiliates.
29.Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.
30.Electronic Signature. Participant acknowledges and agrees that by clicking the “Accept Grant Online” button on the “Grant Agreement & Essential Grant Terms” page of the myHoldings website (https://myholdings.accenture.com), it will act as the Participant’s electronic signature to this Agreement and will constitute Participant’s acceptance of and agreement with all of the terms and conditions of the RSUs, as set forth in this Agreement, the Essential Grant Terms, the Plan and the Subplan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Date of Grant set forth on the attached Essential Grant Terms.

ACCENTURE PLC By: Joel Unruch General Counsel & Corporate Secretary

[IF NOT ELECTRONICALLY ACCEPTED]
PARTICIPANT
_______________________________
Signature
_______________________________
Print Name
_______________________________
Date
_______________________________
Employee ID

APPENDIX A
DATA PROTECTION PROVISION
(a)By participating in the 2015 French Restricted Share Unit Plan or accepting any rights granted under it, the Participant consents to and authorizes the collection, processing and transfer by the Company and its Affiliates of personal data relating to the Participant by the Company and its Affiliates for the purposes of fulfilling their obligations and exercising their rights under the 2015 French Restricted Share Unit Plan, issuing certificates (if any), statements and communications relating to the 2015 French Restricted Share Unit Plan and generally administering and managing the 2015 French Restricted Share Unit Plan, including keeping records of analysis of and reporting on participation levels and other information about the 2015 French Restricted Share Unit Plan from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to the Company and its Affiliates include the Participant's employer.
This includes the following categories of data (“Data”):
(i)Data already held in the Participant's records such as the Participant's name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;
(ii)Data collected upon the Participant accepting the rights granted under the 2015 French Restricted Share Unit Plan (if applicable);
(iii)Data subsequently collected by the Company or any of its Affiliates in relation to the Participant's continued participation in the 2015 French Restricted Share Unit Plan, for example, data about shares offered or received, purchased or sold under the 2015 French Restricted Share Unit Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the 2015 French Restricted Share Unit Plan (e.g., the date on which shares were granted, termination of employment and the reasons of termination of employment or retirement of the Participant); and
(iv)Other personal information about the Participant, including, but not limited to, telephone number, date of birth, social insurance number, tax identification number, resident registration number or other identification number, salary, nationality, job title or any other information necessary for implementing, administering, and managing the 2015 French Restricted Share Unit Plan.
(b)Access to the Participant’s personal Data within the Company will be limited to those employees who have a need to know the information for the purposes described in this Appendix A, which may include personnel in HR, IT, Compliance, Legal, Finance and Accounting, Corporate Investigations and Internal Audit.

(c)The Company and its Affiliates shall retain the Data of the Participant for as long as necessary for the above mentioned purposes. In particular:
•the Company retains the Participant’s Data during the term of the 2015 French Restricted Share Unit Plan;
•the Company retains the Participant’s Data where it is required to do so by a legal obligation to which it is subject;
•the Company retains the Participant’s Data where this is advisable to safeguard or improve the Company’s legal position (for instance in relation to statutes of limitations, litigation, or regulatory investigations).
(d)This consent is in addition to and does not affect any previous consent provided by the Participant to the Company or its Affiliates. The Participant has the right to withdraw its consent at any time by contacting the Company’s data protection officer at dataprivacyofficer@accenture.com.
(e)In particular, the Participant expressly consents to the transfer of personal data about the Participant as described in paragraph (a) above by the Company and its Affiliates. Data may be transferred not only within the country in which the Participant is based from time to time or within the EU or the European Economic Area (“EEA”), but also worldwide, to other employees and officers of the Company and its Affiliates and to the following third parties for the purposes described in paragraph (a) above:
(i)Plan administrators, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the 2015 French Restricted Share Unit Plan;
(ii)regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law or otherwise deemed necessary by the Company or its Affiliates;
(iii)actual or proposed merger partners or proposed assignees of, or those taking or proposing to take security over, the business or assets of the Company or its Affiliates and their agents and contractors;
(iv)other third parties to whom the Company or its Affiliates may need to communicate/transfer the data in connection with the administration of the 2015 French Restricted Share Unit Plan, under a duty of confidentiality to the Company and its Affiliates; and
(v)the Participant's family members, physicians, heirs, legatees and others associated with the Participant in connection with the 2015 French Restricted Share Unit Plan.
Not all countries, where the personal data may be transferred to, have an equal level of data protection as in the EU or the European Economic Area. Countries to which data are
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transferred include the USA and Ireland and other locations where the Company and its Affiliates, as applicable, administer the 2015 French Restricted Share Unit Plan. The Company has internal policies to ensure an equivalent level of protection is in place across the Company’s worldwide organization. Any transfers of the Participant’s personal Data to other offices of the Company will be governed by the Company’s binding corporate rules (a copy of which can be found at https://www.accenture.com/us-en/about/binding-corporate-rules). Any international transfers of the Participant’s personal Data to third parties (including those outside the EEA), will be based on an adequacy decision or are governed by the standard contractual clauses (a copy of which can be obtained from dataprivacy@accenture.com).
All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the 2015 French Restricted Share Unit Plan.
The Participant has the right to be informed whether the Company or its Affiliates hold personal data about the Participant and, to the extent they do so, to have access to those personal data at no charge and require them to be corrected if they are inaccurate and to request the erasure, request the restriction of processing or object to the processing and withdraw his or her consent. The Participant also has the right to request a copy or the portability of its personal Data which it provided to the Company. The Participant is entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to the Participant by the Company or its Affiliates in the past. More detailed information is available to the Participant by contacting the appropriate local data protection officer in the country in which the Participant is based from time to time. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above. The Participant also has the right to lodge a complaint with the competent data protection authority.
(f)The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local data contact referred to above. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the 2015 French Restricted Share Unit Plan (and may result in the forfeiture of unvested RSUs). For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the data protection officer referred to above.
(g)The Participant can contact the Company as data controller of the Participant’s Data via the Company’s Data Privacy Officer (dataprivacyofficer@accenture.com) or via post,
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clearly marked for the attention of the Data Privacy Officer, on this address: Accenture Limited Dublin, 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland.
(h)Finally, upon request of the Company, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company) that the Company may deem necessary to obtain from the Participant for the purposes of administering the Participant’s participation in the 2015 French Restricted Share Unit Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future.

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APPENDIX C
TERMS AND CONDITIONS
ADDITIONAL RSUS CREDITED PURSUANT TO SECTION 5 OF THE AGREEMENT
To the extent that Additional RSUs are granted to the Participant pursuant to Section 5 of the Agreement, the terms and conditions set forth in the Agreement shall apply to the Additional RSUs, except as provided below. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Agreement or the Plan.

1.The Plan. Additional RSUs granted pursuant to Section 5 of the Agreement shall be subject to the terms of the Plan. Where appropriate, references in the Agreement to the “2015 French Restricted Share Unit Plan” are hereby replaced with the “Plan”.
2.Form and Timing of Issuance or Transfer. Notwithstanding Section 3(a) of the Agreement, if the Participant is resident or employed outside the United States, the Company, in its sole discretion, may provide for the settlement of the Additional RSUs in the form of:
(a)a cash payment (in an amount equal to the Fair Market Value of the Shares that corresponds with the number of vested Additional RSUs) to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require the Participant, the Company or Constituent Company to obtain the approval of any governmental or regulatory body in the Participant’s country of residence (or country of employment, if different), (iii) would result in adverse tax consequences for the Participant, the Company or Constituent Company or (iv) is administratively burdensome; or
(b)Shares, but require the Participant to sell such Shares immediately or within a specified period following the Participant’s termination of employment (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf).
3.Adjustments Upon Certain Events. Notwithstanding any provision in the Agreement to the contrary, the following provision shall replace Section 4 of the Agreement in its entirety with respect to the Additional RSUs:
4.    Adjustments Upon Certain Events. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares underlying Additional RSUs or other similar events (collectively, an “Adjustment Event”), the Committee may, in its sole discretion, adjust any Shares underlying Additional RSUs or Additional RSUs to reflect such Adjustment Event.

4.Transferability Restrictions – Additional RSUs/Underlying Shares. Notwithstanding any provision in the Agreement to the contrary, the following provision shall replace Section 12 of the Agreement in its entirety:
12.    Transferability Restrictions – Additional RSUs/Underlying Shares. Additional RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 12 shall be void and unenforceable against any Constituent Company. Any Shares underlying Additional RSUs that are issued or transferred to the Participant shall be subject to compliance by the Participant with such policies as the Committee or the Company may deem advisable from time to time, including, without limitation, any policies relating to certain minimum share ownership requirements. Such policies shall be binding upon the permitted respective legatees, legal representatives, successors and assigns of the Participant. The Company shall give notice of any such additional or modified terms and restrictions applicable to Shares underlying Additional RSUs that are delivered or deliverable under this Agreement to the holder of the Additional RSUs and/or the Shares so delivered, as appropriate, pursuant to the provisions of Section 13 or, if a valid address does not appear to exist in the personnel records, to the last address known by the Company of such holder. Notice of any such changes may be provided electronically, including, without limitation, by publication of such changes to a central website to which any holder of the Additional RSUs or Shares issued therefrom has access.
5.Tax Withholding. The following provisions shall replace Sections 14(b) and 14(c) of the Agreement in their entirety:
(b)    To the extent that the crediting or vesting of the Additional RSUs, the delivery of Shares or cash pursuant to the Additional RSUs or issuance of dividends results in a withholding obligation for Tax-Related Items, unless otherwise specifically approved and directed by the Committee, the Participant authorizes the Company, Constituent Company or agent of the Company or Constituent Company to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Constituent Company; (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Additional RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or (iii) withholding from the Shares to be delivered upon
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settlement of the Additional RSUs that number of Shares having a Fair Market Value equal to the amount required by law to be withheld. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. The Company shall repay any excess amounts due to the Participant within, where administratively feasible, thirty (30) days of withholding. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Additional RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
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